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                                                                    EXHIBIT 99.1


MOLECULAR DEVICES CORPORATION ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN AND INCREASE TO SHARE REPURCHASE PROGRAM

SUNNYVALE, Calif., Oct. 25 /PRNewswire/ -- Molecular Devices Corporation, Inc. (Nasdaq: MDCC) announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of November 16, 2001 will receive rights to purchase shares of a new series of Preferred Stock. In addition, the Board of Directors has authorized the officers of the Company to repurchase an additional 1.5 million shares of its issued and outstanding Common Stock in accordance with the Company's previously announced share repurchase program.

STOCKHOLDER RIGHTS PLAN

The Rights Plan is designed to enable all Molecular Devices Corporation stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Molecular Devices Corporation. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 20 percent or more of the Molecular Devices Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of the Company's Common Stock, all rightsholders except the buyer will be entitled to acquire Molecular Devices Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of Molecular Devices Common Stock without negotiations with the Board.

The rights will trade with Molecular Devices' Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. The Molecular Devices Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

SHARE REPURCHASE PROGRAM

On August 2, 2001, the Company announced that its Board of Directors had approved the repurchase of up to an aggregate of 1.5 million shares of its Common Stock. As previously announced, the Company has repurchased all of the
1.5 million shares that were previously authorized for repurchase. "Based on current market prices, we believe that our stock continues to be undervalued and that the repurchase program is a good investment of available funds," said Joseph D. Keegan, Ph.D., the Company's President and Chief Executive Officer. "The Board believes that the continuation of the repurchase program is in the best interests of the Company's stockholders." Accordingly, the Board of Directors has authorized the officers of the Company to repurchase an additional
1.5 million shares of its issued and outstanding Common Stock.

In accordance with the repurchase program, the repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The



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Company has no commitment or obligation to obtain all or any portion of the shares authorized for repurchase, and the timing and amount of any shares repurchased will be determined by management based on its evaluation of market conditions and other factors.

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices' systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. Molecular Devices' instrument systems are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology, and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains "forward-looking" statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and its most recent Quarterly Report on Form 10-Q. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.